UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

WisdomTree Investments, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:

Sean M. Donahue

Andrew H. Goodman

Goodwin Procter LLP

1900 N Street NW

Washington, DC 20036

(202) 346-4207

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On May 5, 2022, WisdomTree Investments, Inc. issued a press release, a copy of which is set forth below.

WisdomTree Sets the Record Straight Regarding Abandonment of Cooperation Agreement at the Eleventh Hour by ETFS Capital Limited and Lion Point Capital

Disputes gross mischaracterization of WisdomTree Board’s good faith negotiations and legitimate settlement proposal

Board offered to declassify, and commits to seek stockholder approval for declassification, at 2022 Annual Meeting of Stockholders

Offers ETFS Capital and Lion Point Capital nominee Lynn S. Blake a seat on the Board and commits to forming an Operations and Strategy Committee of the Board

In the first quarter, no other large publicly traded U.S. traditional asset management company had better relative AUM growth than WisdomTree

NEW YORK, NY – May 5, 2022 – WisdomTree Investments, Inc. (“WisdomTree” or the “Company”) (NASDAQ: WETF), an exchange-traded fund (“ETF”) and exchange-traded product (“ETP”) sponsor and asset manager, today responded to the numerous false and misleading assertions made by dissident WisdomTree stockholders ETFS Capital Limited (“ETFS”) and Lion Point Capital (“Lion Point”) in their May 4th press release and open letter.

During 13 meetings over the past few months, members of the Board of Directors of WisdomTree (the “Board”) have negotiated in good faith with Cristiano Amoruso, a Principal of Lion Point, with the goal of reaching a mutually agreeable cooperation agreement that would avert a costly, distracting and unnecessary proxy contest. During this period, the Board met 16 times to discuss potential settlement options and act in the best interests of all WisdomTree stockholders. Following weeks of negotiations, the parties reached a final definitive cooperation agreement, which all parties were planning to announce publicly yesterday on Wednesday, May 4th, when ETFS and Lion Point abruptly abandoned the agreement and instead issued an open letter grossly mischaracterizing both the nature of the agreement and the negotiations with WisdomTree.

Frank Salerno, WisdomTree Chair of the Board, said, “A cooperation agreement with ETFS and Lion Point would have been a win for all stockholders. We were shocked that, mere hours before its planned announcement, ETFS and Lion Point abruptly and irresponsibly discarded the cooperation agreement and announced their intention to engage in a proxy fight. Our negotiations with Lion Point, in which I was personally involved every step of the way, were so constructive and positive that I had, just days before, received a dinner invitation from Mr. Amoruso, who himself expressed confidence in WisdomTree’s business direction and strategies. Unless Lion Point was always negotiating in bad faith, we can only conclude that Graham Tuckwell, the Chairman and CEO of ETFS, deliberately derailed this agreement, placing his own personal agenda above the best interests of other stockholders, including his fellow activist.”

THE WISDOMTREE COOPERATION AGREEMENT WOULD HAVE ENHANCED CORPORATE GOVERNANCE AND BENEFITED ALL STOCKHOLDERS

The cooperation agreement to which all parties had agreed included numerous stockholder-friendly features and demonstrated WisdomTree’s continued commitment to Board refreshment, good corporate governance and acting in the best interests of all stockholders.

The terms of the cooperation agreement included:

•

Consistent with the Company’s ongoing process of Board refreshment, the size of the Board would have been increased to nine members, and a new independent director nominated by ETFS and Lion Point, Lynn S. Blake, would have been appointed to the Board and its Nominating and Governance Committee, effective immediately. Lion Point and ETFS would also have been entitled to designate an additional independent director, subject to the approval of the Board’s Nominating and Governance Committee.

•	The Company would seek stockholder approval at its upcoming 2022 Annual Meeting of Stockholders (“2022 Annual Meeting”) to declassify the Board.

•

The Board would have created an Operations and Strategy Committee, which would include the two new directors as well as two current directors, to help to evaluate operational improvement opportunities and Company strategy.

•	The Company would also have terminated the stockholder rights plan adopted in March 2022, effective May 11, 2022.

•	The agreement also included standstill provisions so permissive that Lion Point would have been able to increase its economic interest in WisdomTree stock from 3.1%, up to 9.9%.

Having met 16 times to discuss the cooperation agreement, the Board is fully committed to its terms. As such, the Board is offering Ms. Blake a seat on the Board, submitting a binding declassification proposal for stockholder approval at the 2022 Annual Meeting, will form an Operations and Strategy Committee upon the conclusion of the 2022 Annual Meeting which will be at least 50% composed by Board members who have joined the Board in the last three years, and will terminate the stockholder rights plan if it is not approved by stockholders.

The Board’s decision to seek stockholder approval to declassify the Board was made unanimously and unilaterally on the part of the Board. The Board believes such a step is in the best interests of stockholders and is consistent with corporate governance best practices. Despite ETFS and Lion Point’s decision to abandon the cooperation agreement, WisdomTree will still seek stockholder approval to declassify the Board at the 2022 Annual Meeting. Further details about this will be available when the Company files its preliminary proxy materials soon.

As part of its extensive process to negotiate an outcome that would benefit stockholders, WisdomTree conducted its standard due diligence process regarding the director candidates put forth by ETFS and Lion Point, including interviews with two of those candidates. The Board recognized Ms. Blake’s relevant experience and collaborative spirit, had commenced its new director onboarding process, and was prepared to welcome her to the Board as part of the cooperation agreement. Being true to its word, the Board hereby offers Ms. Blake a seat on the Board where she would immediately become a member of the Nominating and Governance Committee and would become a member of the to-be-formed Operations and Strategy Committee.

At the same time, the Board quickly determined that the second nominee of ETFS and Lion Point, Deborah Fuhr, has significant conflicts of interest that disqualify her as a suitable candidate for the Board. Lion Point was very ready to concede her conflicts at this point, swiftly dropping Ms. Fuhr and substituting only the right to name another director at a later point. The Board did not interview Mr. Tuckwell, having already determined on numerous occasions that he does not have the necessary temperament or qualifications to join the WisdomTree Board, a collaborative group of directors with diverse backgrounds and experience, a point which Lion Point did not dispute. Mr. Tuckwell also has significant, unresolvable conflicts of interest that in and of themselves disqualify him as a WisdomTree director. ETFS and Lion Point claim they “nominated three extraordinarily qualified directors,” who were apparently so extraordinarily qualified that two of the three nominees were discarded without a second thought by the dissidents themselves during negotiations as soon as WisdomTree noted their massive conflicts.

GRAHAM TUCKWELL DERAILED THE COOPERATION AGREEMENT SOLELY TO ADVANCE HIS PERSONAL AGENDA

Mr. Tuckwell has been a WisdomTree stockholder since 2018, when the company he founded, ETF Securities, sold its European asset management business to WisdomTree. At the time the Company pursued this strategic acquisition, Mr. Tuckwell agreed to be a passive stockholder of WisdomTree, and WisdomTree implemented legal protections to limit his ability to control the Company, capping his voting power at 10% and stipulating that he had no contractual right to Board representation. Since that time, he has chaffed at those restrictions, demanding numerous times to be added to the Board.

From the start, Mr. Tuckwell has been driven by his outsized ego and personal animosity towards WisdomTree’s Founder and CEO, Jono Steinberg, and has insisted that only he, Mr. Tuckwell, can lead this Company. Just days before the cooperation agreement was intended to be signed and announced, Mr. Tuckwell insisted on speaking individually to Mr. Steinberg and Mr. Salerno, in separate conversations, without Lion Point, during which he made clear that he felt he had been, in his own words, “sidelined” during the negotiations between Lion Point and WisdomTree. Mr. Tuckwell has only participated in one of the numerous settlement conversations. Lion Point chose to exclude Mr. Tuckwell from subsequent conversations, acknowledging several times that constructive conversations were not possible with Mr. Tuckwell present and that discussions with him were like “getting into a cage with a tiger.”

Mr. Salerno added, “I can personally attest that Mr. Tuckwell’s characterizations of the last-minute conversations he had with me and Mr. Steinberg are purposefully inaccurate. His sole focus was to push for our CEO and Founder to step down, even though his counterpart at Lion Point had never even met him. We were – and are – fully committed to every aspect of the cooperation agreement that had been hammered out through exhaustive negotiations extensively negotiated by his own associates, including the creation of an Operations and Strategy Committee with a remit to evaluate and, if appropriate, recommend changes in the Company’s strategy. If anyone was operating in bad faith, it was Mr. Tuckwell, who appears to have allowed these negotiations to proceed with no real intention of accepting any outcome other than the ouster of our CEO, a result he could never achieve through a vote at the 2022 Annual Meeting. He has once more demonstrated his lack of fitness to serve as a director of this or any other public company.”

WISDOMTREE BOARD STANDS BEHIND CEO JONO STEINBERG, STRONG BUSINESS

& INNOVATIVE STRATEGY

The Board remains confident in WisdomTree’s current strategy and in its execution under the leadership of Mr. Steinberg and his management team. The statements about WisdomTree’s business in the open letter are disingenuous – Mr. Amoruso explicitly expressed confidence in WisdomTree’s strategy and business direction throughout the negotiation process. The facts are clear.

As reflected in WisdomTree’s recent financial results published on April 29th, the first quarter of 2022 marked the sixth consecutive quarter of organic growth, with strong earnings results and record assets under management in the first quarter despite ongoing market volatility. WisdomTree’s core ETP business is strong, and the Company has never been more competitive or better positioned for growth. The Company’s product positioning and performance is excellent, the models business is gaining traction, and WisdomTree is a first mover in Digital Assets, a natural extension of its core business with a massive addressable market. In the first quarter, no other publicly traded U.S. traditional asset management company with an enterprise value of greater than $1 billion had better relative AUM growth than WisdomTree; in fact, no other company increased AUM during the quarter, and WisdomTree’s organic flow growth rate was the second highest among its peers and over twice the industry mean. WisdomTree’s year-to-date annualized organic growth is already accelerating in Q2, hitting 12% as of April 30th.

WISDOMTREE BOARD REMAINS OPEN TO A SETTLEMENT AGREEMENT

The Board continues to believe that reaching a consensual resolution and avoiding the cost and distraction of a proxy contest at the 2022 Annual Meeting is in the best interests of the Company and its stockholders. As such, the Board remains willing and ready to execute the cooperation agreement on the terms that were heavily negotiated and agreed to by the parties over the last several weeks.

Advisors

BofA Securities is serving as financial advisor, and Goodwin Procter LLP is serving as legal counsel to WisdomTree. Innisfree M&A is serving as proxy solicitor and Abernathy MacGregor is serving as strategic communications advisor.

About WisdomTree

WisdomTree Investments, Inc., through its subsidiaries in the U.S. and Europe (collectively, “WisdomTree”), is an ETF and ETP sponsor and asset manager headquartered in New York. WisdomTree offers products covering equity, commodity, fixed income, leveraged and inverse, currency, cryptocurrency and alternative strategies. WisdomTree currently has approximately $79 billion in assets under management globally.

WisdomTree® is the marketing name for WisdomTree Investments, Inc. and its subsidiaries worldwide.

Cautionary Statement Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. Any forward-looking statements contained herein are based on current expectations, but are subject to risks and uncertainties that could cause actual results to differ materially from those indicated, including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on February 25, 2022, as amended on April 29, 2022, and in subsequent reports filed with or furnished to the SEC. WisdomTree assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

Important Additional Information and Where to Find It

WisdomTree intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the SEC in connection with such solicitation of proxies from WisdomTree stockholders for WisdomTree’s 2022 Annual Meeting. WISDOMTREE STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ WISDOMTREE’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING WHITE PROXY CARD, AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents that WisdomTree files with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the “SEC Filings” subsection of the “Financial Information” section of WisdomTree’s Investor Relations website at http://ir.wisdomtree.com/ or by contacting Jeremy Campbell, Director of Investor Relations, at jeremy.campbell@wisdomtree.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Contact Information

Investor Relations

WisdomTree Investments, Inc.

Jeremy Campbell

+1.646.522.2602

jeremy.campbell@wisdomtree.com

or

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

+1.212.750.5833

swinter@innisfreema.com / jsalzberger@innisfreema.com

or

Media Relations

WisdomTree Investments, Inc.

Jessica Zaloom

+1.917.267.3735

jzaloom@wisdomtree.com

or

Abernathy MacGregor

Carina Davidson / Dana Gorman

+1.212.371.5999

ccd@abmac.com / dtg@abmac.com